                                                                 EXHIBIT 18(iii)

              PIMCO FUNDS:  PACIFIC INVESTMENT MANAGEMENT SERIES

                     AMENDED AND RESTATED MULTI-CLASS PLAN

        Pursuant to Rule 18f-3 under the Investment Company Act of 1940
        ---------------------------------------------------------------

                      Effective Date ______________, 1997


     WHEREAS, the Board of Trustees of the PIMCO Funds: Pacific Investment Management Series (the "Trust") have considered the following Amended and Restated Multi-Class Plan (the "Plan") under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust have found the Plan, as proposed, to be in the best interests of each class of the Trust individually and the Trust as a whole;

     NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to Rule 18f-3 of the 1940 Act:

1.   FEATURES OF THE CLASSES

     Each now existing and hereafter created series (each a "Fund") of the Trust is authorized to issue from time to time its shares of beneficial interest in five classes: Class A shares, Class B shares, Class C shares, Institutional Class shares and Administrative Class shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectus(es) as from time to time in effect (together with all relevant Statements of Additional Information, the "Prospectus"). Each Fund offers such classes of shares to such classes of persons as is set forth in the Prospectus.

     Shares of each class of a Fund shall represent an equal pro rata interest in such Fund, and, generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

     In addition, the Class A, Class B, Class C, Institutional Class and Administrative Class shares shall have the features described in Sections 2, 3, 4 and 5 below. These features are subject to change, to the extent permitted by law and by the Declaration of Trust and By-Laws of the Trust, by action of the Board of Trustees of the Trust.

2.   SALES CHARGE STRUCTURE

     (a)  Initial Sales Charge. Class A shares of the Funds are offered at a
          --------------------
public offering price that is equal to their net asset value ("NAV") plus a sales charge of up to 4.75% of the public offering price (which maximum may be less for certain Funds, as described in the Prospectus). The sales charges on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act, as described in the Prospectus.

     Class B, Class C, Institutional Class and Administrative Class shares of the Funds are offered at their NAV, without an initial sales charge.

     (b)  Contingent Deferred Sales Charge.  A contingent deferred sales charge
          --------------------------------
(a "CDSC") may be imposed on Class A, Class B or Class C shares under certain circumstances. The Trust imposes a CDSC on redemptions of a particular class of shares of a Fund if the investor redeems an amount which causes the current value of the investor's account for the Fund to fall below the total dollar amount of purchase payments subject to the CDSC, except that no CDSC is imposed if the shares redeemed have been acquired through the reinvestment of dividends or capital gains distributions or if the amount redeemed is derived from increases in the value of the account above the amount of purchase payments subject to a CDSC. In determining whether a CDSC is payable, it is assumed that the purchase payment from which the redemption is made is the earliest purchase payment from which a redemption or exchange has not already been effected. In determining whether an amount is available for redemption of a certain class without incurring a CDSC, the purchase payments made for all shares of that class in the investor's account with the particular Fund are aggregated, and the current value of all such shares is aggregated.

     Purchases of Class A shares of each Fund (with the exception of the Trust's Money Market Fund) of $1 million or more that are redeemed within eighteen months of their purchase are subject to a CDSC of 1%. A CDSC on Class A shares does not apply to an investor purchasing $1 million or more of a Fund's Class A shares if such investor is otherwise eligible (i.e. without regard to the amount of the purchase) to purchase Class A shares without any sales charge. A CDSC does not apply to Class A shares of the Trust's Money Market Fund but, if Money Market Fund Class A shares are purchased in a transaction that, for any other Fund, would be subject to a CDSC and the Money Market Fund Class A shares are subsequently exchanged for Class A shares of any other Fund, a CDSC will apply to the shares of the Fund acquired by exchange for a period of 18 months from the date of exchange.

     Class B shares that are redeemed within 6 years from purchase are subject to a CDSC of up to 5% of the redemption amount to which the CDSC applies; such percentage declines, eventually to 0%, the longer the shares are held, as described in the Prospectus. As of the date of this Plan, purchases of Class B shares are subject to a CDSC according to the following schedule:

                Years Since Purchase          Percentage
                Payment was Made              CDSC
                --------------------          ----------
                   First..................         5
                   Second.................         4
                   Third..................         3
                   Fourth.................         3
                   Fifth..................         2
                   Sixth..................         1
                   Seventh................         0
                   Eighth.................         *

                * Class B shares convert into Class A shares as described below.


     Class C shares are subject to a CDSC of 1% if redeemed within 1 year after purchase.

     As permitted by Rule 6c-10 under the 1940 Act and as described in the Prospectus, the CDSC otherwise applicable to Class A, Class B and Class C is subject to reduction or waiver in connection with particular classes of transactions provided the conditions in Rule 22d-1 under the 1940 Act are satisfied. As of the date of this Plan, examples of redemptions for which the CDSC is not applicable include any partial or complete redemption following death or disability of a shareholder from an account in which the deceased or disabled is named, provided the redemption is requested within one year of the death or initial determination of disability (which applies to all classes), and any redemption resulting from a return of an excess contribution to a qualified employer retirement plan or an IRA (which applies only to Class A and Class C shares).

     Institutional Class and Administrative Class shares are not subject to a CDSC.

3.   SERVICE, DISTRIBUTION AND ADMINISTRATIVE FEES

     (a) Service and Distribution Fees. Class A, Class B and Class C shares pay
         -----------------------------
PIMCO Funds Distribution Company (the "Distributor") fees for services rendered and expenses borne in connection with personal services rendered to shareholders of that class and the maintenance of shareholder accounts ("Service Fees"). Class A, Class B and Class C shares of each Fund pay a Service Fee of up to 0.25% per annum of the average daily net assets of such Fund attributable to such class, as described in the Prospectus. In addition, Class B and Class C shares pay the Distributor fees in connection with the distribution of shares of that class ("Distribution Fees"). Class B and Class C shares of each Fund pay a Distribution Fee of up to 0.75% per annum of the average daily net assets of such Fund attributable to such class, as described in the Prospectus. Class A Service Fees and Class B and C Distribution and Service Fees ("12b-1 Fees") are paid pursuant to separate plans adopted for each class pursuant to Rule 12b-1 under the 1940 Act ("12b-1 Plans").

     The Trust has not adopted an administrative services plan or a distribution plan with respect to the Institutional Class shares of the Funds. However, Institutional Class shares may be offered through certain brokers and financial intermediaries ("service agents") that have established a shareholder servicing relationship with the Trust on behalf of their customers. The Trust pays no compensation to such entities. Service agents may impose additional or different conditions on the purchase or redemption of Trust shares and may charge transaction or account fees. Service agents are responsible for transmitting to their customers a schedule of any such fees and conditions.

     The Trust has adopted an administrative services plan and a distribution plan with respect to the Administrative Class shares of each Fund. Under the terms of each plan, the Trust is permitted to reimburse, out of the Administrative Class assets of each Fund, in an amount up to 0.25% on an annual basis of the average daily net assets of that class ("Administrative Class Fees"), financial intermediaries that provide services in connection with the distribution of shares or administration of plans or programs that use Fund shares as their funding medium, as described in the Prospectus. The same entity may not receive both distribution and administrative services fees with respect to the same assets but, with respect to separate assets, may receive fees under both a distribution plan and an administrative services plan.

     (b)  Administration Fees.  Each class of shares of a Fund pays an
          -------------------
administration fee ("Administration Fees") to the Administrator, pursuant to an administration agreement which may be amended from time to time, to provide for such services as custody, transfer agency, accounting, legal and printing services. Each class of shares of each Fund currently pay the following Administration Fees at the following annual rates based on the average daily net asset value of the Fund attributable to the particular class:


                                       Fees for Inst'l Class    Fees for
       Fund                            and Admin. Class         Class A, B, and C
       ----                            ---------------------    -----------------
       StocksPLUS Short Strategy       0.25%                    0.40%
       StocksPLUS                      0.25%                    0.40%
       Strategic Balanced              0.25%                    0.40%
       International Bond              0.25%                    0.45%
       Foreign Bond                    0.25%                    0.45%
       Global Bond                     0.30%                    0.45%
       Global Bond II                  0.30%                    0.45%
       Long-Term U.S. Government       0.25%                    0.40%
       Commercial Mortgage Securities  0.25%                    0.40%
       High Yield                      0.25%                    0.40%
       Total Return III                0.25%                    0.40%

       Total Return II                 0.25%                    0.40%
       Total Return                    0.18%                    0.40%
       Moderate Duration               0.20%                    0.35%
       Low Duration III                0.25%                    0.40%
       Low Duration II                 0.25%                    0.40%
       Low Duration                    0.18%                    0.40%
       Short-Term                      0.20%                    0.35%
       Money Market                    0.20%                    0.35%
       Real Return Bond                0.25%                    0.40%
       Low Duration Mortgage           0.25%                    0.40%
       Total Return Mortgage           0.25%                    0.40%
       Emerging Markets Bond           0.40%                    0.55%
       Emerging Markets Bond II        0.40%                    0.55%

4.   ALLOCATION OF INCOME AND EXPENSES

     (a) Class A, Class B, Class C and Administrative Class shares pay the expenses associated with their different distribution and shareholder servicing arrangements. All classes pay their respective Administration Fees. Each class of shares may, at the Trustees' discretion, also pay a different share of other expenses (together with 12b-1 Fees, Administrative Class Fees and Administration Fees, "Class Expenses"), not including advisory fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

     (b) The net asset value of all outstanding shares representing interests in a Fund shall be computed on the same days and at the same time. For purposes of computing net asset value, the gross investment income of each Fund shall be allocated to each class on the basis of the relative net assets of each class at the beginning of the day adjusted for capital share activity for each class as of the prior day as reported by the Fund's transfer agent, for non-daily dividend Funds; and on the basis of the relative value of settled shares at the beginning of the day adjusted for receipt of settled AM wires (if applicable), for daily-dividend Funds. Realized and unrealized gains and losses for each class will be allocated based on relative net assets at the beginning of the day, adjusted for capital share activity for each class of the prior day, as reported by the Fund's transfer agent. To the extent practicable, certain expenses, (other than Class Expenses as defined above which shall be allocated more specifically), shall be allocated to each class based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Fund's transfer agent, for non-daily dividend Funds; and on the basis of the relative value of settled shares at the beginning of the day adjusted for receipt of settled AM wires (if applicable), for daily-dividend Funds. Allocated expenses to each class shall be subtracted from allocated gross income. These expenses include:

         (1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Corporate Level Expenses"); and

          (2) Expenses incurred by a particular Fund but not attributable to any particular class of such Fund's shares ("Fund Expenses").

     Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Corporate Level Expenses and Fund Expenses shall be allocated between the classes of shares based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Fund's transfer agent, for non-daily dividend Funds; and based on the relative value of settled shares adjusted for receipt of settled AM wires (if applicable) at the beginning of the day for daily-dividend Funds. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it will be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code").

5.   EXCHANGE PRIVILEGES

     Shareholders may exchange shares of one class of a Fund for shares of an identical class of any other Fund of the Trust, or an identical class of any series of PIMCO Funds: Multi-Manager Series, an affiliated registered investment company advised by PIMCO Advisors, L.P., based upon each Fund's net asset value per share, except (i) only private account clients of Pacific Investment Management Company may purchase shares of the International Fund and (ii) shareholders of Funds other than the Opportunity Fund are not permitted to exchange any of their shares for Opportunity Fund shares unless the shareholders are independently eligible to purchase Opportunity Fund shares. In addition, a sales charge will apply on exchanges of Class A shares of the Trust's Money Market Fund, on which currently no sales charge is paid at the time of purchase.

     Class A shares of the Trust's Money Market Fund may be exchanged for shares of any other Fund, but the usual sales charges applicable to investments in such other Fund apply on exchanged Money Market Fund shares for which no sales charge was paid at the time of purchase.

     With respect to Class A, Class B and Class C shares subject to a CDSC, if less than all of an investment is exchanged out of a Fund, any portion of the investment attributable to capital appreciation and/or reinvested dividends or capital gains distributions will be exchanged first, and thereafter any portions exchanged will be from the earliest investment made in the Fund from which the exchange was made.

     Although a CDSC does not apply to Class A shares of the Trust's Money Market Fund, as indicated above, if Money Market Fund Class A shares purchased in a transaction that would otherwise be subject to a CDSC are subsequently exchanged for Class A shares of any other Fund, a CDSC will apply to the shares of the Fund acquired by exchange for a period of 18 months from the date of the exchange.

6.   CONVERSION FEATURES

     Class B shares of each Fund automatically convert to Class A shares of the same Fund after they have been held for 7 years, and thereafter are subject to the lower fees charged to Class A shares. In this regard, if there is any material increase in 12b-1 Fees applicable to Class A shares without the approval of the Class B shareholders, the Trust will establish a new class of shares, into which Class B shares would convert, on the same terms as those that applied to Class A shares before such increase. No other conversion features exist between classes of shares of the Funds.

7.   DIVIDENDS/DISTRIBUTIONS

     Each Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains.

     All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate or, at the election of the shareholder, of another Fund or a series of PIMCO Funds, at net asset value of such Fund or series, unless the shareholder elects to receive cash. Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each class.

8.   WAIVER OR REIMBURSEMENT OF EXPENSES

     Expenses may be waived or reimbursed by any adviser or sub-adviser to the Trust, by the Trust's underwriter or any other provider of services to the Trust without the prior approval of the Trust's Board of Trustees.

9.   EFFECTIVENESS OF PLAN

     This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees and supersedes all previous plans of the Trust adopted pursuant to Rule 18f-3 under the 1940 Act.

10.  MATERIAL MODIFICATIONS

     This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof in section 9 above.


11.  LIMITATION OF LIABILITY

     The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.